Exhibit 3.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:23 PM 02/16/2005
FILED 12:23 PM 02/16/2005
SRV 050127195 — 3748778 FILE

CERTIFICATE OF AMENDMENT

TO
CERTIFICATE OF TRUST
OF
HIGHER EDUCATION FUNDING I

          THIS Certificate of Amendment to Certificate of Trust (the “Amendment”) of Higher Education Funding I (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust of the Trust which was filed on January 22, 2004 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

          1. Name. The name of the statutory trust amended hereby is Higher Education Funding I.

          2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name and address of the trustee of the Trust in the State of Delaware to:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Attn: Corporate Trust Administration

          3. Effective Date. This Amendment shall be effective upon filing.

          IN WITNESS WHEREOF, each of the undersigned, as trustees of the Trust, have executed this Amendment in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST COMPANY, as Delaware
Trustee

By:	/s/ Janel R.Havrilla

	Name:	Janel R. Havrilla
	Title:	Financial Services Officer